EXHIBIT 12

                   BURLINGTON NORTHERN INC. and SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                             Three Months Ended
                                                                  March 31,
                                                              1994        1993
Earnings:

  Pre-tax income.....................................          $142        $132

  Add:
    Interest and fixed charges, excluding capitalized
      interest.......................................            39          33

    Portion of rent under long-term operating leases
      representative of an interest factor...........            25          25

  Total earnings available for fixed charges.........          $206        $190

Fixed charges:

  Interest and fixed charges.........................          $ 39        $ 33
  Portion of rent under long-term operating leases
    representative of an interest factor.............            25          25

  Total fixed charges................................          $ 64        $ 58

Ratio of earnings to fixed charges...................          3.22x       3.28x

























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